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                                                                    Exhibit 4(f)

                              REVOLVING CREDIT NOTE
                              ---------------------

$25,000,000.00                                                  February 7, 2000

         FOR VALUE RECEIVED, the undersigned, REGENT BROADCASTING, INC., a Delaware corporation (the "BORROWER"), hereby absolutely and unconditionally promises to pay to FLEET NATIONAL BANK (the "HOLDER"), on the Maturity Date, the principal sum of Twenty-Five Million Dollars ($25,000,000.00), or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Holder to the Borrower pursuant to the Credit Agreement, dated as of January 27, 2000 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrower, Regent Communications, Inc., as Parent Company and Guarantor, the original Holder hereof, the certain other Lenders from time to time party thereto, Fleet National Bank, as Administrative Agent and Issuing Lender, General Electric Capital Corporation, as Syndication Agent, Dresdner Bank AG, New York and Grand Cayman Branches, as Documentation Agent, and Fleet Robertson Stephens Inc., as Lead Arranger. The Borrower hereby irrevocably authorizes the Holder to make (or cause to be made) appropriate notations on the SCHEDULE attached to this Revolving Credit Note (or on a continuation of such SCHEDULE) to evidence, among other things, the date of, the outstanding principal amount of, payments and prepayments on, and the interest rate applicable from time to time to, the Revolving Loans evidenced hereby, and, in the case of each Eurodollar Loan, the principal amount thereof and the dates on which each Interest Period for such Eurodollar Loan shall begin and end. Any such notations on such SCHEDULE (and on any such continuation) indicating the outstanding principal amount of the Holder's Revolving Loans shall be rebuttable presumptive evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount on such SCHEDULE (or on such continuation), or any error in recording any such amount on such SCHEDULE (or on such continuation), shall not limit or otherwise affect the Obligations of the Borrower hereunder or under the Credit Agreement to make repayments or prepayments of principal of, or payments of interest on, this Revolving Credit Note when due.

         The Borrower agrees to pay interest on the principal amount of this Revolving Credit Note from time to time unpaid, all in accordance with ARTICLE II of the Credit Agreement.

         All repayments or prepayments of principal of, and all payments of interest on this Revolving Credit Note shall be made by the Borrower to the Administrative Agent in immediately available funds at the Administrative

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Agent's Payment Office not later than 12:00 P.M. (Boston, Massachusetts time), on the due date, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, and any applicable interest or Fees shall continue to accrue until such payment shall be deemed to have been received. All computations of commitment fees, and of interest payable in respect of Base Rate Loans based upon the Base Rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under the Credit Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or Fees are computed from the first day thereof to the last day thereof. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, as the case may be (subject to the provisions set forth in the definition of the term of "INTEREST PERIOD" in the Credit Agreement), all in accordance with SECTION 2.12 of the Credit Agreement.

         This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for and guaranties applicable to this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make repayments and prepayments of principal of the Indebtedness evidenced by this Revolving Credit Note, and on which such Indebtedness may be declared to be, or shall become, immediately due and payable.

         THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

         Terms used but not defined herein that are defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement. The Borrower and all guarantors and endorsers of this Revolving Credit Note hereby waive diligence, presentment, demand, notice, protest and all other notices in connection with the delivery, acceptance, performance and enforcement of this Revolving Credit Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time for payment, forbearances and other indulgences without notice.


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         IN WITNESS WHEREOF, this Revolving Credit Note has been duly executed under seal on behalf of REGENT BROADCASTING, INC. on and as of the date first above written.

                                  THE BORROWER:
                                  -------------

                                  REGENT BROADCASTING, INC.



                                  By:  /s/ ANTHONY A. VASCONCELLOS
                                     -------------------------------------------
                                  Name:  Anthony A. Vasconcellos
                                  Title: Vice President and
                                         Chief Financial Officer